Exhibit 10.36

SOFTWARE LICENSE PURCHASE AGREEMENT

This SOFTWARE LICENSE PURCHASE AGREEMENT (“Agreement”) is entered into as of this ____ day of November, 2015, by and among: Shining Union Limited （耀光联有限公司）, a company established under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China; WWTT Technology China（鹤山世达光电科技有限公司）, a company established under the laws of the People’s Republic of China; Golden Vast Macao Commercial Offshore Limited （金硕澳门离岸商业服务有限公司 ）, a company established under the laws of the Macao Special Administrative Region of the People’s Republic of China; Giant Leap International Limited 躍進國際有限公司, a company established under the laws of the British Virgin Islands; and BIO-key Hong Kong Limited (“BIO-key”), a ___________________. This Agreement may refer to Shining Union Limited  （耀光联有限公司）, WWTT Technology China （鹤山世达光电科技有限公司） and Golden Vast Macao Commercial Offshore Limited  （金硕澳门离岸商业服务有限公司 ） as “Licensors,” and it may refer to Licensors and BIO-key individually as a “Party” or collectively as the “Parties.”

BACKGROUND

Licensors own certain software and intellectual property rights in various jurisdictions around the world.

Licensors desire to grant BIO-key, and BIO-key desires to obtain, a license to the software and other intellectual property rights, subject to the terms and conditions of this Agreement.

BIO-key desires to obtain from Licensors, and Licensors desire to provide to BIO-key, certain services relating to the software and other intellectual property.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

ARTICLE I

DEFINITIONS

For the purpose of this Agreement:

1.1      “Affiliate” means, with respect to an entity, any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such entity.

1.2     “BKYI” means BIO-key International, Inc. a company incorporated in Delaware, which wholly-owns BIO-key.

1.3     “Confidential Information” has the meaning stated in Section 7.1.

1.4     “Copyright License” has the meaning stated in Section 2.2.

1.5     “Cost Per User” is a value that shall be determined as follows: For any perpetual license that Licensors grant to an End User as permitted by Section 2.4.3, the “Cost Per User” equals the License Acquisition Fee divided by [***] End Users and shall be paid to BIO-key during the first year of the license. For any perpetual license that Licensors grant to an End User on a subscription or software as a service basis, the “Cost Per User” equals the License Acquisition Fee divided by [***] End Users divided by ten (10) years, and shall be paid to BIO-key during each year of the license.

1.6     “Documentation” means all design specifications, instruction manuals, developer’s notes, product manuals, advertising materials, and other documentation that relates to any of the FingerQ Technology.

1.7     “Effective Date” means the date on which the License Acquisition Fee is paid.

1.8     “Encumbrance” means any lien, pledge, security interest, license, option, right of first refusal or similar restriction or third party right.

1.9     “End User” means an individual who is licensed to use an installed copy of the Software or who is authorized to access the Software as a service.

1.10     “FingerQ Technology” means the software code, toolkits, electronic libraries and related technology that is currently known as or offered under the “FingerQ” name, including but not limited to each version of the FingerQ SDK, Q-Chat, the Q-Platform, code embodied in a fingerprint lock, and related technology.

1.11     “License” means the Other IP License and the Copyright License.

1.12     “License Acquisition Fee” has the meaning stated in Section 5.1.

1.13     “Other IP License” has the meaning stated in Section 2.1.

1.14      “Patents” means every patent or patent application that any Licensor owns or otherwise has rights to in any country, and which claims technology used in or is otherwise relevant to the Software or the Products, along with any continuations, continuations-in-part, divisionals, reissues, reexaminations, foreign counterparts or other patents or applications claiming priority to, or sharing a common claim of priority with, any such patent or patent application.

1.15     “Products” means any software code, toolkit, electronic libraries or related technology that is developed by or under authorization of BIO-key using the FingerQ Technology, including but not limited to derivative works, translations, or items developed using software development kits.

1.16     “Purchase Agreements” means that certain Convertible Preferred Stock Purchase Agreements dated 22 October 2015, 29 October 2015 and [__] November 2015 and the Securities Purchase Agreement dated on or about the date hereof entered into by and between BKYI and other parties thereto.

1.17     “SPA” means that certain Securities Purchase Agreement dated on or about the date hereof entered into by and between BKYI and China Goldjoy Group Limited.

1.18     “Software” means all source code, object code, electronic files, libraries, scripts, toolkits, data structures, programming instructions and other code for any FingerQ Technology.

1.19     “Term” has the meaning stated in Section 4.1.

1.20     “Training Period” has the meaning stated in Section 3.2.

ARTICLE II

LICENSE

2.1      Software and Documentation License. Subject to payment of the License Acquisition Fee and Licensors’ rights in Section 2.4, Licensors hereby grant to BIO-key a perpetual, irrevocable, exclusive, worldwide, fully paid-up license to all Software and Documentation, including without limitation the rights to reproduce, create derivative works and distribute copies of the Software and Documentation, to create new Products, and to exclude any third party from exercising any such rights (the “Copyright License”).

2.2     Other IP License. Subject to payment of the License Acquisition Fee and Licensors’ rights in Section 2.4, Licensors hereby grant to BIO-key a perpetual, irrevocable, exclusive worldwide, fully paid-up license under the Patents, and to any other intellectual property rights that Licensors may hold, to practice, make, have made, use, sell, sublicense, import, export and otherwise exploit the Software and Products as permitted by Section 2.1, and to exclude any third party from exercising any such rights (the “Other IP License”). If and to the extent that any Licensor or an Affiliate of a Licensor applies for or receives an additional patent that claims technology used in or is otherwise relevant to the Software or any Product in the future, then each such additional patent shall be included in the Other IP License to enable BIO-key to fully exercise its rights to practice, make, have made, use, sell, sublicense, import, export and otherwise exploit the FingerQ Technology in accordance with this Agreement.

2.3     Sublicense. BIO-key shall have the exclusive right to grant sublicenses consistent with this Agreement, provided that the right to grant sublicenses to the Software is limited to [***] End Users.

2.4     Rights and Ownership Retained by Licensors.

2.4.1     Use By Licensors. Notwithstanding the exclusive rights of BIO-key, Licensors retain and have the right and license to practice, make, have made, use and further develop the FingerQ Technology, including making any derivative or improvement to the Software in connection with Licensors’ internal respective businesses.

2.4.2     IP Ownership. Ownership of and title to the intellectual property rights in the FingerQ Technology and in the Patents is and shall remain in Licensors unless expressly agreed otherwise in a written agreement between the relevant Parties.

2.4.3     Third Party Licenses. Licensors may license the Software and Documentation directly to End Users only in compliance with the following:

(a) Right of First Sale. Until BIO-key has fully exhausted the sublicense rights in Section 2.3 by granting sublicenses to the number of End Users stated in Section 2.3, Licensors shall not license the Software or Documentation to any third party without first offering (in writing) BIO-key the right to sell the license to the third party as a sublicense. BIO-key shall retain, and Licensors shall not have any rights to, proceeds from the sublicense. BIO-key shall have five (5) business days following BIO-key’s written receipt of the offer to accept this right of first sale. If BIO-key does not accept the right within this time period, Licensors may thereafter handle the license but shall not charge less than the Cost per User for any license.

(b) Improvements, Derivatives and Replacements. Licensors shall not make any derivative or improvement to the Software or any product or service that may compete with or which includes functionality similar to the FingerQ Technology or the Products without first (i) providing the item to BIO-key and including the item in the licenses granted in Sections 2.1 and 2.2, and (ii) including the item in the right of first sale granted in Section 2.4.3(a).

2.4.5     Licensors’ rights in this Section 2.4 may not be assigned or sublicensed, except for licenses under Section 2.4.3 to End Users through widely used commercial sites such as the Apple App Store and Google Play in which Licensors remain the entity who licenses the Software to End Users.

ARTICLE III

DELIVERY AND TRAINING

3.1     Software Code and Documentation. On the Effective Date, Licensors shall deliver to BIO-key a complete copy of all Software and Documentation.

3.2     Training. Beginning on the Effective Date and continuing through December 31, 2015 (the “Training Period”), Licensors shall provide, at no additional charge, BIO-key with up to five (5) training sessions that will be sufficient to enable BIO-key’s relevant staff to use, understand, and further develop and modify the Software and other FingerQ Technology.

ARTICLE IV

TERM; OPTION UPON TERMINATION

4.1     Term. The term of this Agreement shall commence on date stated in the first paragraph of this Agreement and shall continue in perpetuity (the “Term”). This Agreement may not be terminated except in accordance with Section 4.2.

4.2     Termination. If the SPA or any of the Purchase Agreements is terminated, or if the transactions contemplated by the SPA and the Purchase Agreements are not closed and funded in full by November 16, 2015 (unless such date is extended by written agreement of BKYI and the parties thereto), then this Agreement shall also terminate at the same time. For the avoidance of doubt, the respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the express condition that closings shall be conducted with respect to the transactions contemplated by the SPA and the Purchase Agreements.

ARTICLE V

PAYMENTS

5.1     License Acquisition Fee. The aggregate consideration for the License, the Maintenance, and other rights and benefits granted to BIO-key in this Agreement shall be twelve million United States dollars (US $12,000,000) (the “License Acquisition Fee”). BIO-key shall pay the License Acquisition Fee, less the amount due under that certain Legal Fee Agreement dated on or about the date hereof among the Parties, as soon as reasonably practicable after satisfaction of the conditions set forth in Section 5.2.

5.2     Condition. BIO-key’s obligation to pay the License Acquisition Fee is conditioned on the closing and funding in full of the transactions contemplated by the Purchase Agreements and the SPA. The License Acquisition Fee will be paid exclusively from the proceeds received by BKYI under the Purchase Agreements and SPA.

5.3     Taxes. Each Party shall pay directly all income, franchise, sales, use, personal property, ad valorem, value added, stamp or other taxes, levies, customs, duties or other imposts or fees, including withheld taxes (except taxes based on the net income of each Party) together with all penalties, fines and interest thereon, that arise out the income that it receives under this Agreement or in connection with the grant of licenses to others under this agreement.

ARTICLE VI

ENFORCEMENT; MAINTENANCE

6.1     Enforcement.

6.1.1     Notwithstanding the License and other rights granted to BIO-key in this Agreement, Licensors shall have the right and authority, at its sole discretion, to undertake efforts to obtain a discontinuance of any infringement of any intellectual property rights in the Software or Documentation, or of any of the Patents to the extent that such infringement involves a feature of the Software or any Product, including, but not limited to filing suit against the infringing party. BIO-key agrees to cooperate with Licensors to provide Licensors with such assistance as is reasonably requested by Licensors in connection with any such litigation.

6.1.2     If Licensors provide BIO-key with written notice that Licensors decline to take action to obtain a discontinuance of an infringement under Section 6.1.1 above, or if Licensors fail to do so within a reasonable time of being notified of the infringement, then BIO-key may undertake efforts to obtain a discontinuance of the infringement. Licensors shall execute such legal papers necessary for the litigation of any such action as may reasonably be requested by BIO-key. Licensors agree to cooperate with BIO-key to provide BIO-key with such assistance as is reasonably requested by BIO-key in connection with any such litigation.

6.1.3     The Party who takes the lead in any enforcement action under this Section 6.1 shall be responsible for the expenses incurred in connection with the enforcement action.

6.2     Notification. Licensors and BIO-key shall promptly notify each other of any known or reasonably suspected infringement of the Software or Documentation or of any Patent to the extent that such infringement involves a feature of the Software or any Product. Licensors on the one hand and BIO-key on the other hand shall provide the other Party with all information available to them about the infringement or challenge so that the relevant Party may use that information in investigating, enforcing, and/or responding to the infringement or challenge.

6.3     Duty to Maintain Patents. If Licensors desire to abandon or let lapse any Patent, Licensors shall give ninety (90) days written notice to BIO-key and shall permit BIO-key to acquire (at no additional cost) and continue maintenance or prosecution of the Patent, and Licensors shall execute such documents as may be reasonably necessary to assign such Patent to BIO-key.

ARTICLE VII

CONFIDENTIALITY

7.1     Confidentiality. BIO-key and Licensors shall each, during the Term or, if applicable, five (5) years after termination of this Agreement, keep confidential, and not use and disclose to any third party, all information regarding the business and operations of the Parties disclosed by any of the Parties to the other in the course of performance under this Agreement (“Confidential Information”). No Party shall use the other Party’s Confidential Information for any purpose other than for the purposes permitted in this Agreement. “Confidential Information” shall not include such information which: (a) at the time of disclosure by the disclosing Party is in the public domain or thereafter enters the public domain through no fault of the receiving Party; (b) prior to disclosure by the disclosing Party was already in the possession of the receiving Party as evidenced by the receiving Party’s written records; or (c) subsequent to disclosure under this Agreement is obtained by the receiving Party from a third party not in violation of any obligation to the disclosing party. If any Confidential Information is, in the reasonable opinion of legal counsel, required to be disclosed under law or pursuant to the rules and regulations of any applicable securities exchange, the receiving Party may disclose the Confidential Information as required so long as it provides the disclosing Party prior notice of the disclosure and agrees to cooperate, at the request and sole expense of the disclosing Party, with the disclosing Party’s efforts to preserve the confidentiality of the Confidential Information.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF LICENSORS

8.1     Legal Status; Enforceability. Licensors have the legal status and all authority to enter into this Agreement, and to perform their obligations under this Agreement. This Agreement constitutes the valid, legal and binding obligations of Licensors, enforceable against them in accordance with its terms.

8.2     Title to Assets. Licensors represent that they are the sole legal and beneficial owners of, with all rights (including intellectual property rights), title and interest in, the Software, Documentation and Patents, free and clear of all Encumbrances. Licensors have not entered into and will not enter into any agreement granting any right or interest in all or any part of the Software, Documentation or Patents to any third party. The Software and Documentation were developed or acquired by Licensors and do not and will not require any license from or payment to any third party.

8.3     No Infringement. To the knowledge of Licensors, no third party is infringing any intellectual property rights in the Software, Documentation or any Patent. The Software will not, upon delivery to BIO-key, contain any viruses or other malicious computer instructions, devices, or techniques designed to threaten, infect, damage, disrupt, disable, provide unauthorized access to, or shut down the Software or any computer system.

8.4     No Conflict. Neither the execution nor delivery of this Agreement by Licensors, nor the performance by Licensors of the transactions contemplated by this Agreement, conflicts with, or constitutes a material breach of or material default under: (a) any applicable law or any applicable rule, judgment, order, writ, injunction or decree of any court; or (b) any agreement, indenture, contract or instrument to which either Licensor is a party or is otherwise bound. No consent or approval of any person, entity or governmental authority is required in connection with the execution and delivery by Licensors of this Agreement or for grant of the License under this Agreement.

8.5     Litigation. There are no instances in which any Licensor: (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge with respect to the Patents, Software or Documentation; or (b) is a party to, or under threat of, any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator with respect to the Patents, Software or Documentation.

8.6     Export Control. Licensors shall comply with all applicable laws, regulations and executive orders relating to control of exports or transfer of technology, in their present form and as they may be amended in the future. Licensors shall not export, re-export or transfer, directly or indirectly, any software, technical knowledge, or know-how to any country for which the United States Government or any agency thereof requires, with respect to United States exporters, an export license or other governmental approval at the time of export, re-export, or transfer without first obtaining such license or approval.

8.7     Warranty Disclaimer. EXCEPT FOR THE WARRANTIES PROVIDED ABOVE, LICENSORS MAKE NO OTHER WARRANTIES WITH RESPECT TO THE MERCHANTABILITY, SUITABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE FINGERQ SOFTWARE.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF BIO-KEY

9.1     Legal Status; Enforceability. BIO-key is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong. BIO-key has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement constitutes the valid, legal and binding obligations of Licensee enforceable against BIO-key in accordance with its terms.

9.2     Authorization. This Agreement has been duly authorized, executed and delivered by BIO-key. BIO-key has the legal authority to enter into this Agreement and consummate the transactions contemplated by this Agreement.

9.3     No Conflict. Neither the execution nor delivery of this Agreement by BIO-key, nor the performance by BIO-key of the transactions contemplated by this Agreement, conflicts with, or constitutes a material breach of or material default under (a) any applicable law or any applicable rule, judgment, order, writ, injunction or decree of any court; or (b) any agreement, indenture, contract or instrument to which BIO-key is a party or is otherwise bound. No consent or approval of any person, entity or governmental authority is required in connection with the execution and delivery by BIO-key of this Agreement or for the consummation by BIO-key of the transactions contemplated by this Agreement.

ARTICLE X

INDEMNIFICATION

10.1      Indemnification. Licensors covenant and agree to indemnify, defend and hold BIO-key, its employees, officers, directors, agents and Affiliates harmless against and with respect to any and all damages, losses, liabilities, deficiencies, costs and expenses, including reasonable attorney’s fees, resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of any Licensor under this Agreement. BIO-key covenants and agrees to indemnify, defend and hold Licensors and their respective employees, officers, directors, agents and Affiliates harmless against and with respect to any and all damages, losses, liabilities, deficiencies, costs and expenses, including reasonable attorney’s fees, resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of BIO-key under this Agreement.

10.2     LIMITATION OF LIABILITY. NO PARTY SHALL BE LIABLE TO THE OTHER PARTIES IN TORT, CONTRACT OR OTHERWISE FOR ANY LOST PROFITS, SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH CLAIM.

ARTICLE XI

GENERAL PROVISIONS

11.1     Notices. All notices, consents, waivers and other communications required or permitted by this Agreement will be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to Golden Vast:	With a copy to:

Golden Vast Macao Commercial

   Offshore Limited

Avenida Da Praia Grande, No. 401-415

Edif. China Law

14 Andar, B, Macau

Attention: Pearl Kwok

Tel: +852 2499 9076 Ext. 120

Fax: +852 2419 1223

Facsimile: 732.563.1120

If to Shining Union :

Shining Union Limited  （耀光联有限公司）

Suites 2601-2

26/F, Tower 2, Nina Tower

8 Yeung Uk Road, TWTL 353

Tsuen Wan New Territories, Hong Kong

Attn: Pearl Kwok

Tel: +852 2499 9076 Ext. 120

Fax: +852 2419 1223

Facsimile:

With a copy to:

If to WWTT Technology China :

WWTT Technology China （鹤山世达光电科技有限公司）

New Material Base, Gonghe Town

Heshan City, Guango Province

China (Block H of Heshan World Fair

Electronics Technology Limited)

Attn: Pearl Kwok

Tel: +85202499 9076 Ext. 120

Fax + 852 2419 1223

Facsimile:

With a copy to:

If to Giant Leap International Limited:	With a copy to:
Suites 2601-2 26/F, Tower 2, Nina Tower 8 Yeung Uk Road, TWTL 353 Tsuen Wan New Territories, Hong Kong Attn: Pearl Kwok Tel: +852 2499 9076 Ext. 120 Fax: +852 2419 1223
If to BIO-key: BIO-key Hong Kong Limited 1806, 18F Tower Two Lippo Ctr 89 Queens Way Hong Kong	With a copy to: BIO-key International, Inc. 3349 Highway 138, Building D, Suite E Wall, NJ 07719 Attn: Chief Executive Officer Facsimile: 732-359-1101
and:
Vincent Vietti, Esquire Fox Rothschild LLP Princeton Pike Corporate Center 997 Lenox Drive, Building 3 Lawrenceville, NJ 08648 Facsimile: 609-896-1469

11.2     Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Party to be charged with the amendment.

11.3     Assignment. No Party may assign any of its rights under this Agreement, in whole or in part, to any third party without the prior written consent of the other Parties. Notwithstanding the above, any Party may assign this Agreement to an Affiliate, or in connection with a merger, reorganization or similar transaction, or in connection with a sale of more than 50% of the assets of such Party in one or a series of related transactions. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective permitted heirs, successors and assigns. Licensor shall not assign any Patent or any intellectual property right which claims technology used in or is otherwise relevant to the Software, any Product or any Documentation without (i) including an express statement in the assignment document that the assignment is subject to the licenses granted in this Agreement, and (ii) providing BIO-key with a copy of such assignment document, and any purported assignment that does not comply with this Section 11.3 shall be void.

11.4     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.5     Governing Law. This Agreement will be governed by and construed under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”).

11.6     Arbitration. If any dispute arises out of or in connection with this Agreement (including a dispute regarding the existence, scope, validity or termination of this Agreement or the consequences of its nullity), it shall be referred to and finally resolved by arbitration in Hong Kong under the Hong Kong International Arbitration Rules Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these rules. The tribunal shall consist of three arbitrators, whereby the Licensors shall collectively nominate one arbitrator and BIO-key shall appoint another arbitrator, and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the Hong Kong International Arbitration Centre Council. The language of the arbitration shall be English. The decision of the arbitrators shall be conclusively binding upon the Parties and final and such decision shall be enforceable as a judgment in any court of competent jurisdiction. The Parties shall share equally the costs of the arbitration.

11.6     Force Majeure. No Party shall be liable for any failure to perform due to acts of God, acts of government authorities which significantly restrict or prohibit the transactions contemplated hereby, war, fires, floods, explosions or other natural catastrophes, civil disturbances, strikes, riots, unusually severe weather such as hurricanes or failures or fluctuations in electrical power, heat, light, air conditioning, or telecommunications equipment (“Force Majeure”). In such event, the performance of such Party’s obligations shall be suspended during, but not longer than, the period of existence of such cause and a period reasonably required to perform the obligation. The Parties shall use their best reasonable efforts to minimize the consequences of Force Majeure.

11.7     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and permitted assigns, as the case may be.

11.8     Relationship Between the Parties. Nothing in this Agreement contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties.

11.9.     Execution of Agreement. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic form of transmission will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic method will be deemed to be their original signatures for all purposes.

[SIGNATURES FOLLOW]

Intending to be legally bound, the Parties have executed this Agreement as of the Effective Date.

GOLDEN VAST MACAO COMMERCIAL OFFSHORE LIMITED (金硕澳门离岸商业服务有限公司 ）

By:

Name:

Title:

SHINING UNION LIMITED （耀光联有限公司）

By:

Name:

Title:

WWTT TECHNOLOGY CHINA （鹤山世达光电科技有限公司）

By:

Name:

Title:

GIANT LEAP INTERNATIONAL LIMITED (躍進國際有限公司)

By:

Name:

Title:

BIO-KEY HONG KONG LIMITED

By:

Name:

Title: